Exhibit 5.1

e-mail:
Energy XXI (Bermuda) Limited 22 Victoria Street Hamilton HM 12 Bermuda	jbodi@applebyglobal.com direct dial: Tel 441.298.3240 Fax 441.298.3398 appleby ref: 130957.7

31 March 2009
Dear Sirs

Energy XXI (Bermuda) Limited (the “Company”)

We act as legal counsel in Bermuda to the Company. The Company has requested that we provide this opinion in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”), as amended, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of up to (i) 3,347,770 common shares “Common Shares” and (ii) 12,210,655 common shares (“Warrant Common Shares”), par value $0.001 per share, issuable upon the exercise of warrants (the “Warrants”) as described in the Registration Statement. We are rendering this opinion as of the time the Registration Statement becomes effective in accordance with Section 8(a) of the Securities Act.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”) together with such other documentation as we have considered requisite to this opinion.

Assumptions

In stating our opinion we have assumed:

(a)
the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents;

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)
that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in meetings which were duly convened and at which  duly constituted quora were present and voting throughout or adopted by all the Directors of the Company as unanimous written resolutions of the Board and that there is no matter affecting the authority of the Directors to effect entry by the Company into the Plan, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)
The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda.  The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

(2)	The Common Shares are validly issued, fully paid, non-assessable shares of the Company.

(3)
When duly issued and paid for pursuant to and in accordance with the terms of the Warrants and the Resolutions, the Warrant Common Shares will be validly issued, fully paid, non-assessable shares of the Company.

Reservations

We have the following reservations:

(a)
We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda.  This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b)
In paragraph (1) above, the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies indicating that it has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda.

(c)
Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the company, either in order to complete payment for their shares, to satisfy claims of creditors of the company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the company.

Disclosure

This opinion is addressed to you in connection with the registration of the Securities with the Securities and Exchange Commission and is not to be made available to, or relied on by any other person or entity, or for any other purpose, without our prior written consent.  We consent to the filing of this opinion as an exhibit to the Registration Statement of the Company.

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority.  Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law.  It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby

SCHEDULE

1.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws for the Company (collectively referred to as the “Constitutional Documents”).

2.	Copies of the Minutes of the Meetings of the Board of Directors of the Company held on 11 October 2005 (the “Resolutions”).

3.	A certified copy of the “Foreign Exchange Letter”, dated 27 July 2005 issued by the Bermuda Monetary Authority in relation to the Company.

4.	A certified copy of the “Tax Assurance”, dated 15 September 2005, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

5.	A Certificate of Compliance, dated 30 March 2009 issued by the Registrar of Companies in respect of the Company.

6.	Scanned copy of a draft Registration Statement on Form S-3 with respect to the Securities.

7.	Scanned copy of Energy XX Services, LLC Employee Stock Purchase Plan (the “the Plan”).